PROSPECTUS SUPPLEMENT (To Prospectus dated March 15, 2011)	REGISTRATION NO. 333-31226 Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Broadband HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 15, 2011 relating to the sale of up to 1,000,000,000 depositary receipts by the Broadband HOLDRS Trust.

The share amounts specified in the table in the “Highlights of Broadband HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company(1)	Ticker	Share Amounts	Primary Trading Market
Alcatel-Lucent	ALU	5.6608	NYSE
Applied Micro Circuits Corporation	AMCC	0.5000	NASDAQ GS
Broadcom Corporation	BRCM	3.0000	NASDAQ GS
Ciena Corporation	CIEN	0.2857	NASDAQ GS
Corning Incorporated	GLW	9.0000	NYSE
JDS Uniphase Corporation	JDSU	1.4750	NASDAQ GS
LSI Corporation	LSI	1.7247	NYSE
Mindspeed Technologies, Inc.	MSPD	0.1333	NASDAQ GM
Motorola Solutions, Inc.	MSI	2.5714	NYSE
Motorola Mobility Holdings, Inc.	MMI	2.2500	NYSE
PMC-Sierra, Inc.	PMCS	1.0000	NASDAQ GS
QUALCOMM Incorporated	QCOM	16.0000	NASDAQ GS
RF Micro Devices, Inc.	RFMD	2.0000	NASDAQ GS
Skyworks Solutions, Inc.	SWKS	0.7020	NASDAQ GS
Sycamore Networks, Inc.	SCMR	0.3000	NASDAQ GS
Tellabs, Inc.	TLAB	4.0000	NASDAQ GS
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(1)
On April 19, 2011, the acquisition of Conexant Systems, Inc. by Gold Holdings, Inc. became effective.  As a result, Conexant Systems, Inc. will no longer be an underlying constituent of the Broadband HOLDRS Trust.  Gold Holdings, Inc. will not be added as an underlying constituent of the Broadband HOLDRS Trust.  In connection with the acquisition, Conexant Systems, Inc. shareholders will receive $2.40 in cash for each share of Conexant Systems, Inc. The Bank of New York Mellon will receive $0.48 for the 0.2 shares of Conexant Systems, Inc. per 100 share round-lot of Broadband HOLDRS.  The Bank of New York Mellon will distribute cash at a rate of $0.0048 per depositary share of Broadband HOLDRS. The record date for the distribution is May 2, 2011 and the payable date is May 4, 2011.  Additionally, $0.48 will be required per 100 share round-lot of Broadband HOLDRS for creations/cancellations through May 2, 2011.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is April 26, 2011.